Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 18, 2021 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.028228 per unit, payable on June 28, 2021, to unitholders of record on May 28, 2021. Marine’s 2020 tax information, cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution of $0.028228 per unit is higher than the $0.018129 per unit distributed last quarter. As compared to the previous quarter, both the volume of oil and of natural gas produced and included in this distribution have increased. The price realized for oil produced and included in the current distribution has decreased while the price realized for natural gas increased this quarter. This distribution is lower than the $0.1037981 per unit distributed in the comparable quarter in 2020. As compared to the comparable quarter in 2020, the price realized for oil has decreased while the price for natural gas has increased. As compared to this time last year, the volume of both oil and natural gas produced and included in the current distribution has decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

The prior Restated Marine Petroleum Trust Indenture (the “Indenture’) stated that Marine would terminate on June 1, 2021. In preparing to seek approval to extend the trust by twenty (20) years to June 1, 2041 pursuant to Article X, Section 1(a) of the Indenture, Marine became aware that the necessary approval for this extension of the consent of a majority of the outstanding of units of interest was obtained on May 22, 2014 by a consent solicitation filed with the Securities and Exchange Commission when holders of 63.57% of the outstanding units of interest on the record date of March 28, 2014 approved the extension of Marine through June 1, 2041. Less than 1% of the outstanding units of interest were voted against the extension. Since only approval of a majority of the outstanding units of interest was required and not 80% as was believed to be the case at the time of the 2014 consent solicitation, the 63.57% approval authorized the extension of Marine through June 1, 2041. The updated Indenture reflecting the June 1, 2041 termination date was filed with Marine’s Form 10-Q on November 16, 2021.

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Contact:	Ron E. Hooper SVP, Royalty Trust Services Simmons Bank, Trustee Toll Free – 1.855.588-7839